UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

DATE OF REPORT (Date of earliest event reported): April 9, 2009

001-33635

(Commission file number)

CARDIUM THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	27-0075787
(State of incorporation)	(IRS Employer Identification No.)

12255 El Camino Real, Suite 250 San Diego, California 92130	(858) 436-1000
(Address of principal executive offices)	(Registrant’s telephone number)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On December 23, 2008, Cardium Therapeutics, Inc. (the “Company”) received notice from the staff of the NYSE Alternext USA LLC (the “Exchange”) that, based on their review of publicly available information, the Company does not currently meet certain of the Exchange’s continued listing standards as set forth in Part 10 of the Exchange’s Company Guide. In particular, the Exchange noted that the Company is not considered to be in compliance with Section 1003(a)(i) of the Company Guide because it reported stockholders’ equity of less than $2,000,000 and losses from continuing operations and net losses in two of its three most recent fiscal years, and is not considered to be in compliance with Section 1003(a)(iv) of the Company Guide because it had sustained losses which are so substantial in relation to its overall operations or its existing financial resources, or its financial condition has become so impaired that it appeared questionable, in the opinion of the Exchange, as to whether the Company would be able to continue operations and/or meet its obligations as they mature.

In order to maintain listing of the Company’s common stock on Exchange, the Company must submit a plan by January 23, 2009, advising the Exchange of the actions the Company has taken, or will take, that would bring it into compliance with Section 1003(a)(iv) by March 23, 2009 and in compliance with all sections including Section 1003(a)(i) by June 23, 2010. The company submitted its plan on January 23, 2009.

On February 17, 2009, the exchange notified Cardium that it had accepted the company’s plan of regaining compliance with the requirements of section 1003(a)(iv) by March 23, 2009, and with all sections, including section 1003(a)(i), by June 23, 2010.

On April 9, 2009, the exchange notified Cardium that it had extended the time for compliance with the requirements of section 1003(a)(iv) from March 23, 2009 to June 27,2009; and that the company would also need to regain compliance with section 1003(a)(ii) of the exchange’s company guide regarding maintenance of stockholder’s equity of at least $4 Million, which it would need to do by June 23, 2010.

Since the Exchange has accepted the plan, the Company may be able to continue its listing during the plan period, up to June 23, 2010, during which time the Company will be subject to periodic review to determine whether it is making progress consistent with the plan. If the Company is not in compliance with the continued listing standards at the end of the plan period or the Company does not make progress consistent with the plan during such period, then the Exchange would be expected to initiate delisting proceedings.

The Company’s common stock continues to trade on Exchange. The Exchange has advised the Company that the Exchange is utilizing the financial status indicator fields in the Consolidated Tape Association’s Consolidated Tape System and Consolidated Quote Systems Low Speed and High Speed Tapes to identify companies that are in noncompliance with the Exchange’s continued listing standards. Accordingly, the Company will become subject to the trading symbol extension “.BC” to denote such noncompliance.

Item 8.01.	Other Events.

On April 15, 2009, the Company issued a press release announcing its receipt from the Exchange of notice of the Company’s failure to satisfy a continued listing standard. The full text of this press release is attached hereto as Exhibit 99.1. The information in this Item 8.01 shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liability of that Section.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release issued by Cardium Therapeutics, Inc., dated April 15, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARDIUM THERAPEUTICS, INC.

Date: April 15, 2009	By:	/s/ Christopher J. Reinhard
Christopher J. Reinhard
Chief Executive Officer